EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of SolarWindow Technologies, Inc. of our report dated November 22, 2017, on our audits of the consolidated balance sheets of SolarWindow Technologies, Inc. and Subsidiaries ("the Company") as of August 31, 2017 and 2016, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

January 31, 2018